Exhibit 99

                     Sypris Reports Fourth Quarter
             Results; Company Generates Record Cash Flow

    LOUISVILLE, Ky.--(BUSINESS WIRE)--Feb. 23, 2006--Sypris Solutions, Inc. (Nasdaq/NM: SYPR) today reported revenue increased 9% to $132.1 million for the fourth quarter compared to $121.7 million for the prior year period. The Company reported a loss for the period of $0.3 million, or $0.01 per diluted share, compared to a loss of $0.8 million, or $0.04 per diluted share, for the fourth quarter of 2004.
    For the full year 2005, the Company reported revenue increased 23% to a record $522.8 million compared to $425.4 million for the prior year. Net income for the year was $5.3 million, or $0.29 per diluted share, compared to $8.3 million, or $0.47 per diluted share, for 2004.
    "The Company's fourth quarter earnings performance was in line with our expectations," said Jeffrey T. Gill, president and chief executive officer. "Although volume softened during the period, we were able to finish at the higher end of our earnings guidance for the quarter. In addition, cash flow from operations reached $24.5 million for the period and $72.6 million for the year, resulting in record free cash flow of $21.0 million and $36.3 million for the fourth quarter and full year 2005, respectively."
    "Net orders for the quarter reached $132.1 million and a record $525.2 million for the year, driven by an increase in bookings from our Industrial Group, while backlog of $252.3 million remained at near record levels. The outlook for our markets in general remains positive, although we believe that in the current environment of increasing energy costs and rising interest rates, we must clearly remain dedicated to improving the operating effectiveness of the business."

    The Industrial Group

    Orders and revenue were slightly better than expected as orders for fourth quarter were $105.6 million and backlog increased 14% to $150.4 million compared to the prior year quarter. Revenue for our Industrial Group increased 15% to $86.7 million in the fourth quarter from $75.3 million for the prior year period, but decreased 8% sequentially from the third quarter of this year. Gross profit for the quarter was $1.6 million as a result of lower volume, increased energy costs and overtime costs.

    The Electronics Group

    Although orders and revenue in fourth quarter were lower than anticipated as customer delays pushed out requirements, second half orders for 2005 increased 18% over the prior year period and second half revenue for 2005 increased 6% over the final six months of last year.
    Orders were $26.4 million for fourth quarter and backlog was $101.9 million. Revenue for our Electronics Group decreased 2% to $45.4 million in fourth quarter compared to $46.4 million for prior year period, and decreased 2% sequentially from third quarter of this year. Gross profit for the quarter increased 42% to $8.9 million compared to $6.3 million for the same period in 2004, reflecting improvements in both business segments of this group.
    Revenue for the Aerospace & Defense segment decreased 4% to $33.9 million compared to $35.5 million for the prior year period, while gross profit for the Aerospace & Defense segment increased 39% to $6.4 million from $4.6 million for the prior year period.
    Revenue for the Test & Measurement segment increased 5% from that of the prior year period to $11.5 million, while gross profit for the Test & Measurement segment increased 49% to $2.5 million from $1.7 million for the same period in 2004.

    Outlook

    Gill added, "Even though the first quarter traditionally represents the Company's seasonally lowest period, we expect revenue for the first quarter of 2006 to be in the range of $130 to $135 million compared to $124.2 million for the first quarter of 2005, which represents a 7% increase at the midpoint of our guidance. Earnings for the first quarter of 2006 are forecast to be in the range of $0.04 to $0.06 per diluted share, compared to $0.03 per diluted share for the first quarter of 2005, and are consistent with the assumptions reflected in our December outlook."
    "The revenue forecast for the full year 2006 remains unchanged and is expected to be in the range of $555 to $565 million compared to $522.8 million for 2005, which represents a 7% increase in revenue for 2006 at the midpoint of the range. Earnings are forecast to be in the range of $0.45 to $0.55 per diluted share compared to $0.29 per diluted share for 2005, which represents a 72% increase for 2006 at the midpoint of the range."
    Gill continued, "We expect 2006 to represent another strong year for cash flow generation, with cash flow from operations expected to be in the range of $50.0 to $60.0 million, and free cash flow to be in the range of $30.0 to $40.0 million. We believe that the continued strength of the Company's cash flow during the coming year could prove to be of significant benefit as we continue to evaluate future growth opportunities."

    Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and test and measurement services. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

    Each "forward-looking statement" herein is subject to serious risks and should not be relied upon, as detailed in our most recent Form 10-K subsequent SEC filings. Briefly, such risks also include: cost and availability of raw materials such as steel, components, freight, natural gas or utilities; cost and inefficiencies associated with increasing our manufacturing capacity and launching new programs; stability and predictability of our costs and margins or our customers' forecasts, financial conditions (including bankruptcies or other restructurings), late payments, low-margin product mix, market shares, changing product requirements or scheduling demands; costs associated with breakdowns or repairs of machinery and equipment; growth beyond our productive capacity, cyclical or other downturns, adverse impacts of new technologies or other competitive pressures which erode our margins; cost, efficiency and yield of our operations including capital investments, working capital, scrap rates, cycle times, injuries, self-insured risks, wages, freight, production schedules, overtime costs, expediting costs or scrap rates; failure to make strategic acquisitions or to integrate and improve results of acquired businesses or to identify and adequately insure environmental or other risks in due diligence; inventory valuation risks due to obsolescence, shrinkage, price, overstocking or underbilling; changes in government funded or other customer programs; reliance on major customers or suppliers; revised contract prices or estimates of major contract costs; dependence on, recruitment or retention of management or other key employees; union negotiations; pension valuation, health care or other benefit costs; labor relations; strikes; risks of foreign operations; currency exchange rates; costs and supply of debt, equity capital, or insurance due to poor operating or financial results, new business risks, credit ratings, debt covenants, contract claims, insurance conditions or regulatory developments; impairments or write-offs of goodwill or fixed assets; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; completion of the internal control assessment process; costs of compliance with auditing, regulatory or contractual obligations; regulatory actions or sanctions; contract terminations or other disputes or litigation, involving customer, supplier, creditor, stockholder, product liability, environmental or asbestos-related claims; war, terrorism or political uncertainty; unanticipated or uninsured disasters, losses or business risks; inaccurate data about markets, customers or business conditions; unknown risks and uncertainties; or other risk factors in our SEC filings.



                        SYPRIS SOLUTIONS, INC.
                         Financial Highlights
               (In thousands, except per share amounts)

                                                   Three Months Ended
                                                        December 31,
                                               -----------------------
                                                                 2004
                                                             Restated
                                                     2005       (1)
                                                ------------ ---------
                                                        Unaudited
Revenue                                        $    132,112  $121,673
Net loss                                       $       (251) $   (801)
Loss per common share:
  Basic                                        $      (0.01) $  (0.04)
  Diluted                                      $      (0.01) $  (0.04)
Weighted average shares outstanding:
  Basic                                              18,037    17,916
  Diluted                                            18,037    17,916

                                                         Year Ended
                                                        December 31,
                                               -----------------------
                                                                 2004
                                                             Restated
                                                       2005     (1)
                                                ------------ ---------
                                                        Unaudited
Revenue                                        $    522,766  $425,402
Net income                                     $      5,321  $  8,299
Earnings per common share:
  Basic                                        $       0.30  $   0.48
  Diluted                                      $       0.29  $   0.47
Weighted average shares outstanding:
  Basic                                              18,016    17,119
  Diluted                                            18,323    17,745

    (1) On January 1, 2005, the Company changed its accounting policy for inventory and cost of sales at one manufacturing facility. Prior year amounts have been restated as required for comparability. The change increased previously reported earnings for the fourth quarter and year ended 2004 by $662,000, or $0.04 per diluted share, and $892,000, or $0.05 per diluted share, respectively.


                        Sypris Solutions, Inc.
                    Consolidated Income Statements
              (in thousands, except for per share data)



                        Three Months Ended         Year Ended
                          December 31,            December 31,
                      ---------------------------------------------
                                        2004                  2004
                                    Restated              Restated
                           2005         (1)        2005       (1)
                       ----------------------- ---------------------
                         (Unaudited)           (Unaudited)
Net revenue:
 Industrial Group     $      86,735 $  75,308 $   359,602 $ 260,410
  Aerospace & Defense        33,906    35,464     115,863   119,179
  Test & Measurement         11,471    10,901      47,301    45,813
                       ------------- --------- ----------- ---------
 Electronics Group           45,377    46,365     163,164   164,992
                       ------------- --------- ----------- ---------
  Total net revenue         132,112   121,673     522,766   425,402
Cost of sales:
 Industrial Group            85,100    71,644     336,686   235,406
  Aerospace & Defense        27,538    30,884      98,367    99,895
  Test & Measurement          8,989     9,234      36,375    36,662
                       ------------- --------- ----------- ---------
 Electronics Group           36,527    40,118     134,742   136,557
                       ------------- --------- ----------- ---------
  Total cost of sales       121,627   111,762     471,428   371,963
Gross profit:
 Industrial Group             1,635     3,664      22,916    25,004
  Aerospace & Defense         6,368     4,580      17,496    19,284
  Test & Measurement          2,482     1,667      10,926     9,151
                       ------------- --------- ----------- ---------
 Electronics Group            8,850     6,247      28,422    28,435
                       ------------- --------- ----------- ---------
  Total gross profit         10,485     9,911      51,338    53,439
Selling, general and
 administrative               9,511     9,547      35,669    35,248
Research and
 development                    449     1,214       2,833     3,697
Amortization of
 intangible assets              140       185         614       596
                       ------------- --------- ----------- ---------
  Operating income
   (loss)                       385    (1,035)     12,222    13,898
Interest expense, net         1,413       939       5,979     2,100
Other income, net              (469)      (47)     (1,325)     (138)
                       ------------- --------- ----------- ---------
  (Loss) income before
   income taxes                (559)   (1,927)      7,568    11,936
Income tax (benefit)
 expense                       (308)   (1,126)      2,247     3,637
                       ------------- --------- ----------- ---------
  Net (loss) income   $        (251)$    (801)$     5,321 $   8,299
                       ============= ========= =========== =========
(Loss) earnings per
 common share:
  Basic               $       (0.01)$   (0.04)$      0.30 $    0.48
  Diluted             $       (0.01)$   (0.04)$      0.29 $    0.47
Dividends declared per
 common share         $        0.03 $    0.03 $      0.12 $    0.12
Weighted average
 shares outstanding:
  Basic                      18,037    17,916      18,016    17,119
  Diluted                    18,037    17,916      18,323    17,745

    (1) On January 1, 2005, the Company changed its accounting policy for inventory and cost of sales at one manufacturing facility. Prior year amounts have been restated as required for comparability. The change increased previously reported earnings for the fourth quarter and year ended 2004 by $662,000, or $0.04 per diluted share, and $892,000, or $0.05 per diluted share, respectively. Amounts were derived from the 2004 audited financial statements included in the Company's form 10-K filing.


                        Sypris Solutions, Inc.
                     Consolidated Balance Sheets
                (in thousands, except for share data)



                                                          December
                                                          31, 2004
                                            December 31,  Restated
                                                2005         (1)
                                            ------------------------
                                            (Unaudited)
                  ASSETS

Current assets:
 Cash and cash equivalents                 $      12,060 $   14,060
 Accounts receivable, net                         95,432    104,637
 Inventory, net                                   79,724     92,016
 Other current assets                             26,020     21,566
                                            ------------- ----------
  Total current assets                           213,236    232,279
Property, plant and equipment, net               176,719    166,940
Goodwill                                          14,277     14,277
Other assets                                      13,392     17,682
                                            ------------- ----------
Total assets                               $     417,624 $  431,178
                                            ============= ==========
   LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                          $      76,567 $   61,778
 Accrued liabilities                              24,904     20,378
 Current portion of long-term debt                    --      7,000
                                            ------------- ----------
  Total current liabilities                      101,471     89,156
Long-term debt                                    80,000    110,000
Other liabilities                                 22,419     23,083
                                            ------------- ----------
  Total liabilities                              203,890    222,239
Stockholders' equity:
 Preferred stock, par value $0.01 per share,
  975,150 shares authorized; no shares issued         --         --

 Series A preferred stock, par value $0.01
  per share, 24,850 shares
  authorized; no shares issued                        --         --
 Common stock, non-voting, par value $0.01
  per share, 10,000,000 shares
  authorized; no shares issued                        --         --
 Common stock, par value $0.01 per share,
  30,000,000 shares authorized;
  18,165,658 and 17,920,500 shares issued and
  outstanding in 2005 and
  2004, respectively                                 182        179
 Additional paid-in capital                      143,350    140,898
 Retained earnings                                73,375     70,227
 Accumulated other comprehensive loss             (1,934)    (2,365)
 Unearned compensation                            (1,239)        --
                                            ------------- ----------
  Total stockholders' equity                     213,734    208,939
                                            ------------- ----------
  Total liabilities and stockholders' equity $   417,624 $  431,178
                                            ============= ==========

    (1) On January 1, 2005, the Company changed its accounting policy for inventory and cost of sales at one manufacturing facility. Prior year amounts have been restated as required for comparability. The change increased previously reported inventory, retained earnings and other liabilities balances at December 31, 2004 by $2,224,000, $1,503,000 and $721,000, respectively. Amounts were derived from the 2004 audited financial statements included in the Company's form 10-K filing.


                        Sypris Solutions, Inc.
                  Consolidated Cash Flow Statements
                            (in thousands)





                                               Year Ended December 31,
                                               -----------------------
                                                             2004
                                                          Restated
                                                   2005      (1)
                                                -------------------
                                               (Unaudited)
Cash flows from operating activities:
 Net income                                    $    5,321 $  8,299
  Adjustments to reconcile net income to
   net cash provided by (used in)
   operating activities:
  Depreciation and amortization                    25,909   19,066
  Other noncash charges                               518    6,377
  Changes in operating assets and liabilities,
   net of acquisitions in 2004:
   Accounts receivable                              8,595  (60,995)
   Inventory                                       11,555  (27,004)
   Other current assets                             3,363   (9,971)
   Accounts payable                                15,119   33,947
   Accrued liabilities                              2,208    2,871
                                                ---------- --------

   Net cash provided by (used in) operating
    activities                                     72,588  (27,410)

Cash flows from investing activities:
 Capital expenditures                             (36,264) (55,900)
 Proceeds from sale of assets                          649       47
 Purchase of net assets of acquired entities           --  (29,648)
 Changes in nonoperating assets and liabilities      (625)    (640)
                                                ---------- --------
   Net cash used in investing activities          (36,240) (86,141)
Cash flows from financing activities:
 Net change in debt under revolving credit
  agreements                                      (37,000)   5,800
 Proceeds from long-term debt                          --   55,000
 Cash dividends paid                               (2,164)  (2,023)
 Proceeds from issuance of common stock               816   56,815
                                                ---------- --------
   Net cash (used in) provided by financing
    activities                                    (38,348) 115,592
                                                ---------- --------
Net (decrease) increase in cash and cash
 equivalents                                       (2,000)   2,041
Cash and cash equivalents at beginning of
 period                                            14,060   12,019
                                                ---------- --------
Cash and cash equivalents at end of period     $   12,060 $ 14,060
                                                ========== ========

   (1) On January 1, 2005, the Company changed its accounting policy for inventory and cost of sales at one manufacturing facility. Prior year amounts have been restated as required for comparability. The change increased previously reported earnings for 2004 by $892,000, or $0.05 per diluted share, but has no effect on cash flow from operations. Amounts were derived from the 2004 audited financial statements included in the Company's form 10-K filing.




    CONTACT: Sypris Solutions, Inc.
             T. Scott Hatton, 502-329-2000